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                                      EXHIBIT A

                   RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY

PART A: TCW ENTITIES

PARENT HOLDING COMPANY:

         The TCW Group, Inc.

         Robert Day (an individual who may be deemed to control The TCW Group, Inc.)


RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

         (i) Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

         (ii) TCW Asset Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

         (iii) TCW Special Credits, a California general partnership and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Note: Other than 417,579 shares of Common Stock of Littelfuse, Inc. that is held directly by TCW Asset Management Company (including 19,433 shares of Common Stock issuable upon conversion of 19,433 Warrants expiring 12/26/2001), no Common Stock of Littelfuse, Inc. is held directly by The TCW Group, Inc. and its subsidiaries. Other than the direct and indirect holdings of the Common Stock of Littelfuse, Inc. reported herein, no Common Stock of Littelfuse, Inc. is held directly by Robert Day, an individual who may be deemed to control The TCW Group, Inc.

PART B: NON TCW ENTITIES

PARENT HOLDING COMPANY:

              Robert Day (an individual who may be deemed to control the holders described below which are not subsidiaries of The TCW Group, Inc.)

RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN
RULE 13d-1(b):

              Oakmont Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

              Cypress International Partners Limited, a British Virgin Islands corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

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